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                                    CONSENT

     We hereby consent to the references to this firm and our opinions in: the Registration Statement on Form S-1 filed by Northeast Pennsylvania Financial Corp., Hazleton, Pennsylvania, and all amendments thereto; in the Form H-(e)1 for Northeast Pennsylvania Financial Corp., and all amendments thereto; and in the Application for Conversion on Form AC filed by First Federal Savings and Loan Association of Hazleton (the "Bank"), and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to Northeast Pennsylvania Financial Corp., a holding company formed for such purpose, and the offering of Northeast Pennsylvania Financial Corp.'s common stock.

                              /s/ Muldoon, Murphy & Faucette
                              MULDOON, MURPHY & FAUCETTE

Dated this 23rd day of
December, 1997